PRESS RELEASE

IDT Reports Results for Second Quarter Fiscal 2009

NEWARK, NJ — March 16, 2009:  IDT Corporation (NYSE: IDT; IDT.C) today announced financial results for its fiscal 2009 second quarter ended January 31, 2009.

IDT reported positive Adjusted EBITDA of $21.2 million for Q2 2009, compared to negative Adjusted EBITDA of $21.6 million in the comparable period a year ago. In this release, Adjusted EBITDA is a non-GAAP measure representing operating income exclusive of depreciation and amortization, as well as restructuring and impairment charges.  It is one of several key metrics used by management to evaluate the Company’s operating performance.  The accompanying schedule reconciles Adjusted EBITDA to the corresponding GAAP measure net loss.

IDT reported an operating loss of $8.8 million for Q2 2009, including $16.8 million in restructuring and impairment charges.  The restructuring and impairment charges include a $1.8 million goodwill impairment that is preliminary and subject to adjustment (see below).  In the comparable period a year ago, the Company reported an operating loss of $40.7 million, including $2.4 million in restructuring and impairment charges.

IDT’s loss from continuing operations for Q2 2009 was $26.7 million compared to a $48.6 million loss in the comparable period a year ago.

IDT’s net loss was $62.0 million, or $2.71 per diluted share, in the second quarter of 2009 and $62.5 million, or $2.50 per diluted share, in the second quarter of 2008.  Net loss includes losses from discontinued operations, primarily related to IDT Carmel, of $35.3 million ($1.54 per diluted share) and $13.9 million ($0.56 per diluted share) in Q2 2009 and Q2 2008, respectively. (The weighted-average number of shares used to calculate basic and diluted earnings per share was 22.9 million and 25.0 million in Q2 2009 and Q2 2008, respectively -- reflecting the Company’s 1-for-3 reverse stock split that took place in February 2009.)

“We are encouraged by the improvement in our operational performance despite the difficult economic climate,” said CEO Jim Courter. “Our restructuring initiatives have streamlined our cost structure, while our two principal operating businesses, IDT Telecom and IDT Energy, each generated positive Adjusted EBITDA.  We improved margins in our telecommunications operations sequentially even as telecom revenue continued to fall, while IDT Energy had another outstanding quarter.”

OVERALL RESULTS

•	Revenues fell 5.8% year over year (Q2 2009 compared to Q2 2008) to $437.3 million.
•	Gross margin percentage increased by 2.2% year over year to 23.2% on direct cost of revenues of $335.8 million.
•	IDT reduced total Selling, General and Administrative (“SG&A”) expenses to $72.4 million, a $43.1 million reduction (37.3%) from Q2 2008.

•
IDT recorded a goodwill impairment of $1.8 million in the current quarter related to IDW Publishing. The Company is in the process of estimating the fair values of IDW and all reporting units as required under GAAP’s goodwill impairment test.  This valuation process will likely result in goodwill impairments for other business units in subsequent quarters.  As of January 31, 2009, IDT reported total goodwill of $72.1 million.

•	Unrestricted cash and cash equivalents declined from $163.2 million as of July 31, 2008 to $132.8 million as of January 31, 2009.
•	Total current assets decreased from $626.4 million at July 31, 2008 to $436.0 million at January 31, 2009. Total assets over the same period fell from $1,003.0 million to $747.6 million.
•
Total current liabilities declined from $525.1 million at July 31, 2008 to $391.2 million at January 31, 2009, led by a drop in income taxes payable from $123.0 million to $58.1 million.  Total liabilities over the same period fell from $654.8 million to $514.8 million.

•
IDT used $40.7 million in net cash for operating activities during the three months ended January 31 2009.  Net cash used for operating activities in the same period in 2008 was $62.7 million.  Certain non-recurring payments included in operating activities made during Q2 2009 include $50.0 million to the IRS for IDT’s outstanding federal income tax liability related to fiscal years 2001-2004, and $5.0 million related to reductions in force.  Capital expenditures were $3.0 million in the three months ended January 31, 2009 compared to $4.0 million during the same period in 2008.

RESULTS BY SEGMENT

IDT TELECOM

Adjusted EBITDA at IDT Telecom more than doubled in Q2 2009, to $14.8 million, compared to $6.3 million in the same period a year ago, primarily as a result of aggressive reductions in SG&A spending.

IDT Telecom carried 5.305 billion minutes of traffic in the second quarter of fiscal 2009, a decrease of 8.8% year over year.  Average revenue per minute declined by 5.5%.  Revenues declined to $332.5 million in Q2 2009, down $54.2 million (14.0%) year over year.

Gross margin percentage for IDT Telecom was 21.5% in the current quarter, compared to 22.0% in Q2 2008, and 20.5% in the previous quarter.

Total IDT Telecom SG&A expenses declined $22.3 million (29.3%) to $53.6 million in Q2 2009, primarily as a result of lower compensation and employee benefit costs resulting from previously announced headcount reductions. Aggressive cost cuts were also made in other areas of SG&A spending, such as advertising and marketing, legal and other professional fees, and facilities and maintenance costs.

IDT Telecom’s loss from operations was $0.8 million in Q2 2009, compared to a loss of $9.2 million during Q2 2008.

Business segment reporting within IDT Telecom has been modified during Q2 2009 to better reflect our current operational and managerial organization.  The Telecom Platform Services segment includes wholesale carrier services as well as all calling card and other in-network services, including prepaid and rechargeable calling cards in the U.S. and overseas, our Net2Phone and cable telephony businesses, and other related services.  The Consumer Phone Services segment operates in the U.S. only and includes both bundled unlimited local and long distance services as well as long distance-only services.

Telecom Platform Services (Wholesale and Retail Services)
Telecom Platform Services’ minutes of use decreased to 5.305 billion minutes in Q2 2009, an 8.8% decrease over the same period a year ago. Average revenue per minute declined 5.5% compared to a year ago.  As a result, Telecom Platform Services revenues during the quarter fell to $318.4 million, down $47.1 million (12.9%) compared to Q2 2008.

Revenues declined primarily due to lower minutes of use worldwide, lower average revenue per minute and the negative effect from currency translation.

Minutes of use relating to wholesale carrier activities decreased 6.4% in Q2 2009 compared to a year ago, as the overall economy softened and management focused on generating traffic from higher margin destinations.  Minutes of use from retail activities declined 12.5% in Q2 2009 compared to a year ago primarily due to continued weakness in the calling card businesses in the U.S., Europe and South America, partially offset by an increase in our retail business in Asia.  The decline in calling card minutes of use arose as a result of lower calling card sales stemming from competitive pressures and economic softness, as well as due to our decision to reduce discount pricing on our newly introduced calling cards.  In addition, there may be a gradual shift in demand industry-wide away from calling cards and into wireless products.

Average revenue per minute in our retail calling card businesses declined 6.8% in Q2 2009 compared to a year ago as increases in the average revenue per minute for rechargeable and European prepaid calling cards were offset by a decline in the average revenue per minute of our U.S. prepaid calling cards. In the wholesale carrier business, average revenue per minute decreased 1.9% in Q2 2009 compared to Q2 2008 due primarily to continued aggressive competition.

Gross margin for the Telecom Platform Services business was 19.5% during the quarter, a 1.1% decline from the year ago quarter, primarily due to lower profit per minute derived from the U.S. prepaid calling card and wholesale carrier businesses, partially offset by a higher profit per minute on calling card sales in other regions.

Telecom Platform Services’ loss from operations was $6.9 million in Q2 2009, compared to a loss of $13.5 million during Q2 2008.  Telecom Platform Services’ Adjusted EBITDA was $8.7 million in Q2 2009, compared to $1.3 million during Q2 2008.

Consumer Phone Services (CPS)
Consumer Phone Services revenues declined to $14.1 million in the quarter, down 33.1% from the same period a year ago, and down 8.2% sequentially. During Q2 2009, subscriber attrition continued at rates consistent with historical experience.

Consumer Phone Services has been in “harvest mode” since fiscal 2006, wherein the Company seeks to retain existing customers but does not actively market to new customers, in order to maximize profits by optimally managing both the life-cycle of the customer base as well as the costs associated with operating this business.

The customer base for bundled, unlimited local and long distance business was approximately 35,900 as of January 31, 2009, compared to 60,100 as of January 31, 2008.  The customer base for long distance-only services was approximately 116,300 as of January 31, 2009 compared to 186,500 as of January 31, 2008.

Gross margin for this segment jumped to 66.5% in the quarter, up from 47.1% a year ago, and up from 52.4% during Q1 2009, due to a reversal in Q2 2009 of certain costs previously accrued, as well as due to both a change in customer mix towards higher-margin long distance-only subscribers, which have been churning at a much slower rate than bundled subscribers, and as a result of certain price increases introduced during the end of fiscal 2008.

IDT ENERGY

Favorable market conditions and the continued success of our customer acquisition programs again helped IDT Energy increase revenues and margins year over year.

During the quarter, IDT Energy attracted new customers at an accelerated pace.  Gross acquisitions added over 68,000 meters during the quarter versus approximately 50,000 meters added during the same quarter a year ago.  The number of meters as of January 31, 2009 was approximately 408,000, up 28.5% year over year.  Consumption per meter was higher in Q2 2009 compared to Q2 2008 as acquisition efforts targeted customers with higher consumption histories.  Churn during the quarter averaged 5% per month - marginally higher than the 4.6% per month average churn during the year ago period.

Revenues for the quarter grew to $93.9 million, a 44.3% year over year increase, led by a 50.6% increase in gas revenues.  Direct costs rose 21.9% in Q2 2009 to $71.1 million. The gross margin percentage increased to 24.3% in the second quarter from 10.4% a year ago.

SG&A rose to $5.8 million in Q2 2009, a 24.5% year over year increase.  SG&A costs were impacted by the increase in the number of customers acquired, (customer acquisitions costs are included in SG&A), as well as by the marginally higher per customer acquisition costs, and increased fees charged by the incumbent utilities tied to the higher revenues.

IDT Energy reported $16.4 million in income from operations during the quarter, compared to $1.9 million in the year ago quarter.  IDT Energy’s Adjusted EBITDA was $16.5 million in Q2 2009, compared to $2.1 million during Q2 2008.

IDT CARMEL

On January 30, 2009, IDT Carmel sold substantially all of its consumer debt portfolio for cash of $18.0 million.  The Company plans to exit the debt collection business so that IDT management can narrow its focus on core business operations. In Q2 2009, substantially all of the $35.3 million loss from discontinued operations is related to the sale of the portfolios and impairment of IDT Carmel’s assets.  Within this release, IDT Carmel is reported as a discontinued operation for all periods presented.

IDT CAPITAL

IDT Capital revenues declined by 14.1% year over year to $10.9 million as the Company continued to shut down or dispose of non-core business initiatives.  Within IDT Capital, revenue of the Local Media Group - comprised of CTM Media Group, WMET, and our interest in IDW Publishing, rose slightly to $7.2 million, up 3.1% from a year ago. The gain was offset by decreases in revenue in other lines of business as IDT divested or closed certain businesses – most notably IDT Global Israel, a call center operation, which was disposed of in Q4 2008.

Business closings and dispositions helped to drive down direct costs to $3.6 million during the quarter, 49.5% lower than the same period a year ago.  As a result, gross margin jumped to 67.0%, up 23.1% from Q2 2008.  Total SG&A fell to $6.9 million, a 62.4% reduction over the year ago period.  Business disposals, reductions in litigation costs incurred in defense of intellectual property, and a $1.7 million real estate tax refund for prior periods awarded to us on tax appeal contributed to this decrease.

IDT Capital reported an operating loss of $17.1 million for the second quarter of 2009, including $11.1 million in restructuring and impairment charges generated principally by a write-off of the remaining value of FCC licenses held by IDT Spectrum and goodwill of IDW Publishing, as well as by a reduction in the value of certain real estate.  For Q2 2008, IDT Capital reported an operating loss of $16.3 million including $1.0 million in restructuring and impairment charges.

Zedge (http://www.zedge.net), the destination for free mobile content, continues to see strong user growth. The site is visited by just over 12 million monthly unique visitors, mostly male in the 18 to 35 year old age bracket.  The combined web and mobile traffic now averages close to 16 million daily page views and 3 million daily downloads. Zedge Pro, a new product offering that provides the music and artist community tools to mobilize and market content, continues to gain traction.  Zedge’s advertising revenue has been negatively impacted by weakness in the broader advertising market and Zedge is looking at ways to diversify its sources of revenue.

Within IDT Capital, American Shale Oil, LLC (AMSO) and Israel Energy Initiatives (IEI) comprise the Alternative Energy Group.

During the current quarter, IDT sold a 50% stake in its AMSO subsidiary to Total (NYSE: TOT), the fifth largest integrated oil and gas company.  Total and IDT will jointly develop a research and demonstration program to produce and commercialize shale oil on AMSO's federal leasehold in western Colorado.

Total will provide a majority of the funding during the research, development and demonstration (RD&D) phase of the project, and technical assistance throughout the life of the project. AMSO will continue to manage operations during the RD&D phase of the project. Total will assume management responsibilities during the subsequent commercial phase.

AMSO is currently performing site characterization activities on its one hundred and sixty acre leasehold in western Colorado and expects to begin its initial pilot experiment during 2010.

IEI was granted a license to explore certain public lands for the potential production of shale oil in Israel during the fourth quarter of fiscal 2008.  IEI expects to begin resource characterization activities during fiscal 2009.

Research and development expenses for the Alternative Energy Group were $4.0 million during Q2 of fiscal 2009.

OTHER RECENT DEVELOPMENTS

On December 5, 2008, IDT entered into an installment agreement with the IRS whereby it agreed to pay $55 million of the remaining $67 million owed to the IRS for fiscal years 2001 – 2004 by mid-February 2009 and the remaining balance by mid-June 2009.  On January 27, 2009, the installment agreement was modified to spread out the payments previously scheduled for mid-February 2009 between February and June 2009.  Interest and penalties will continue to accrue on any unpaid amounts.  During Q2 2009, IDT paid $50 million to the IRS on its outstanding balance.  During the current quarter through March 16, 2009, IDT paid an additional $20.0 million.  The outstanding balance due the IRS is currently $18.0 million.  The Company anticipates having sufficient cash available to meet this obligation.

On September 30, 2008 and October 8, 2008, IDT received notices from the New York Stock Exchange (NYSE) that it was no longer in compliance with the NYSE’s $100 million market capitalization threshold and the $1.00 average closing price over a consecutive 30-day trading period requirement, respectively, required for continued listing. IDT submitted a plan to the NYSE to regain compliance, and that plan was accepted. The NYSE will monitor compliance with the plan and may commence delisting procedures prior to either deadline if IDT fails to meet the milestones set forth in its plan. IDT has until March 2010 to regain compliance with the $100 million market capitalization standard. In addition, according to the rules of the NYSE, the NYSE will promptly initiate suspension and delisting procedures with respect to a listed company that is determined to have average global market capitalization over a consecutive 30 trading-day period of less than $25 million. The NYSE has reduced this $25 million threshold to $15 million until June 30, 2009. IDT is currently in compliance with this reduced threshold. According to the NYSE’s rules in effect on October 8, 2008, IDT has until April 8, 2009 to regain compliance with the $1.00 minimum stock price standard. In February 2009, the NYSE suspended the application of its stock-price standard until June 30, 2009.

Pursuant to this plan, on February 24, 2009, IDT carried out a 1-for-3 reverse stock split of each share of its Common, Class B Common and Class A Common Stock.

During Q2 2009, IDT purchased an aggregate of 0.9 million shares of its Class B Common Stock and Common Stock (shares adjusted to reflect the one for three reverse stock split) for $2.2 million under an existing stock buyback program.  As of March 13, 2009, IDT had acquired an additional 1.0 million shares (adjusted) for $1.0 million, and 7.3 million shares (adjusted) remained authorized for repurchase under the current stock buyback plan.

IDT CONFERENCE CALL INFORMATION
Conference call today, March 16, 2009, at 5:00 PM Eastern Time.
From the U.S., please dial 1-877-407-8033, Pass code: IDT.
International callers, please dial 1-201-689-8033, Pass code: IDT.
Replay available for one week at:
1-877-660-6853, Account #: 286; Conference ID #: 315356 for domestic callers, or
1-201-612-7415, Account #: 286; Conference ID #: 315356 for international callers.
Webcast of the conference call will be available at the direct link on www.idt.net.  An archived copy of the call will be available at the IDT Website, in the Investor Relations section under the Presentations heading for at least six months after the call.
Additional financial and statistical information is available on the Investor Relations portion of IDT’s website, at http://www.idt.net/about/ir/overview.asp.

ABOUT IDT CORPORATION

IDT Corporation (www.idt.net) is a consumer-focused multinational holding company.  IDT Corporation's Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain and grow our retail telecommunications services, particularly our prepaid calling card business; availability of termination capacity; financial stability of our customers; our ability to maintain carrier agreements with foreign carriers; effectiveness of our marketing and distribution efforts; increased competition, particularly from regional bell operating companies; our ability to manage our growth; impact of government regulation; our ability to obtain telecommunications products or services required for our products and services; and general economic conditions, particularly in the telecommunications markets.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

IDT Corporation Investor Relations
Bill Ulrey
973-438-3838
william.ulrey@idt.net

IDT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31, 2009	July 31, 2008
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$132,849	$163,152
Restricted cash and cash equivalents	53,289	4,133
Marketable securities	6,629	111,462
Trade accounts receivable, net of allowance for doubtful accounts of $20,591 at January 31, 2009 and $21,589 at July 31, 2008	153,202	178,594
Prepaid expenses	16,718	22,572
Investments—short-term	6,762	22,563
Other current assets	45,399	55,761
Assets of discontinued operations	21,147	68,202
Total current assets	435,995	626,439
Property, plant and equipment, net	205,871	227,944
Goodwill	72,102	74,509
Licenses and other intangibles, net	2,116	9,394
Investments—long-term	10,476	40,295
Deferred income tax assets, net	—	2,300
Other assets	21,027	22,094
Total assets	$747,587	$1,002,975
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$56,385	$82,974
Accrued expenses	180,896	202,534
Deferred revenue	67,860	88,618
Income taxes payable	58,056	123,000
Capital lease obligations—current portion	8,818	9,316
Notes payable—current portion	2,149	2,115
Other current liabilities	15,591	15,021
Liabilities of discontinued operations	1,417	1,472
Total current liabilities	391,172	525,050
Capital lease obligations—long-term portion	7,513	11,148
Notes payable—long-term portion	99,087	100,150
Other liabilities	16,979	18,441
Total liabilities	514,751	654,789
Minority interests	3,701	5,849
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Common stock, $.01 par value; authorized shares—100,000; 9,242 and 8,358 shares issued and 4,699 and 4,847 shares outstanding at January 31, 2009 and July 31, 2008, respectively	92	84
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and outstanding at January 31, 2009 and July 31, 2008	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 22,911 and 21,301 shares issued and 17,283 and 17,083 shares outstanding at January 31, 2009 and July 31, 2008, respectively	229	213
Additional paid-in capital	719,429	717,256
Treasury stock, at cost, consisting of 4,543 and 3,511 shares of common stock and 5,628 and 4,218 shares of Class B common stock at January 31, 2009 and July 31, 2008, respectively	(290,624)	(285,536)
Accumulated other comprehensive (loss) income	(4,313)	6,754
Accumulated deficit	(195,711)	(96,467)
Total stockholders’ equity	229,135	342,337
Total liabilities and stockholders’ equity	$747,587	$1,002,975

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2009	2008	2009	2008
	(In thousands, except per share data)
Revenues	$437,291	$464,375	$869,792	$922,762
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	335,802	366,969	668,159	727,070
Selling, general and administrative (i)	72,412	115,525	165,563	229,297
Depreciation and amortization	13,098	16,633	26,975	34,372
Bad debt	3,146	2,935	4,803	5,243
Research and development	4,741	553	6,384	923
Restructuring and impairment charges	16,842	2,439	18,470	4,182
Total costs and expenses	446,041	505,054	890,354	1,001,087
Arbitration award income	—	—	—	40,000
Loss from operations	(8,750)	(40,679)	(20,562)	(38,325)
Interest (expense) income, net	(1,773)	3,227	(2,704)	5,607
Other expense, net	(10,576)	(7,618)	(31,778)	(1,285)
Loss from continuing operations before minority interests and income taxes	(21,099)	(45,070)	(55,044)	(34,003)
Minority interests	553	(68)	786	(659)
Provision for income taxes	(6,190)	(3,458)	(9,158)	(6,499)
Loss from continuing operations	(26,736)	(48,596)	(63,416)	(41,161)
Discontinued operations, net of tax:
Loss from discontinued operations	(35,250)	(11,641)	(35,828)	(10,484)
Loss on sale of discontinued operations	—	(2,232)	—	(4,044)
Total discontinued operations	(35,250)	(13,873)	(35,828)	(14,528)
Net loss	$(61,986)	$(62,469)	$(99,244)	$(55,689)
Earnings per share*:
Basic and diluted:
Loss from continuing operations	$(1.17)	$(1.94)	$(2.69)	$(1.60)
Total discontinued operations	(1.54)	(0.56)	(1.52)	(0.56)
Net loss	$(2.71)	$(2.50)	$(4.21)	$(2.16)
Weighted-average number of shares used in calculation of basic and diluted earnings per share	22,872	25,007	23,596	25,774
(i)Stock-based compensation included in selling, general and administrative expenses	$623	$1,782	$1,960	$3,202

* A one-for-three reverse stock split of all of our outstanding common stock, Class A common stock and Class B common stock was effective on February 24, 2009. All share and weighted average share amounts in the accompanying condensed consolidated financial statements have been restated to reflect the one-for-three reverse stock split for all periods presented. The one-for-three reverse stock split did not affect the number of authorized shares or the par value per share.

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended January 31,
	2009	2008
	(in thousands)
Net cash used in operating activities	$(92,877)	$(119,236)
Investing activities
Capital expenditures	(5,713)	(12,567)
Repayment (issuance) of notes receivable, net	168	(595)
Investments and acquisitions	(1,000)	(17,889)
Proceeds from sale and redemption of investments	24,311	3,382
Restricted cash and cash equivalents	(49,156)	810
Proceeds from sale of building	—	4,872
Proceeds from sales and maturities of marketable securities	135,318	593,396
Purchases of marketable securities	(36,045)	(349,514)
Net cash provided by investing activities	67,883	221,895
Financing activities
Distributions to minority shareholders of subsidiaries	(1,115)	(2,941)
Proceeds from sales of stock of subsidiaries	1,187	—
Proceeds from exercise of stock options	—	94
Proceeds from employee stock purchase plan	36	808
Repayments of capital lease obligations	(4,205)	(9,653)
Repayments of borrowings	(1,029)	(1,374)
Repurchases of common stock and Class B common stock	(5,088)	(44,036)
Net cash used in financing activities	(10,214)	(57,102)
Discontinued operations
Net cash (used in) provided by operating activities	(301)	4,919
Net cash provided by (used in) investing activities	11,641	(56,332)
Net cash provided by financing activities	—	416
Net cash provided by (used in) discontinued operations	11,340	(50,997)
Effect of exchange rate changes on cash and cash equivalents	(5,369)	2,370

Net decrease in cash and cash equivalents	(29,237)	(3,070)
Cash and cash equivalents (including discontinued operations) at beginning of period	164,886	151,404
Cash and cash equivalents (including discontinued operations) at end of period	135,649	148,334
Less cash and cash equivalents of discontinued operations at end of period	(2,800)	(3,139)
Cash and cash equivalents (excluding discontinued operations) at end of period	$132,849	$145,195
Supplemental schedule of non-cash investing activities
Purchases of property, plant and equipment through capital lease obligations	$95	$234

IDT CORPORATION SELECTED CONSOLIDATED FINANCIAL DATA
THREE MONTHS ENDED JANUARY 31, 2009
Figures may not foot or cross-foot due to rounding

(In thousands)	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	IDT Capital	Corporate

Revenues	$437,291	$318,399	$14,139	$93,892	$10,861	$—

Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	335,802	256,410	4,740	71,070	3,582	—
Selling, general and administrative	72,412	50,860	2,782	5,797	6,964	6,009
Depreciation and amortization	13,098	10,821	62	30	1,865	321
Bad debt	3,146	1,749	420	555	422	—
Research and development	4,741	730	—	—	4,011	—
Restructuring and impairment charges	16,842	4,683	—	—	11,146	1,013
Total costs and expenses	446,041	325,253	8,004	77,452	27,990	7,343
(Loss) income from operations	(8,750)	$(6,855)	$6,136	$16,440	$(17,128)	$(7,343)

Interest expense, net	(1,773)
Other expense, net	(10,576)
Loss from continuing operations before minority interests and income taxes	(21,099)
Minority interests	553
Provision for income taxes	(6,190)
Loss from continuing operations	(26,736)
Loss from discontinued operations	(35,250)
Net (loss)	$(61,986)

IDT Corporation Reconciliation of Adjusted EBITDA to Net Loss
Figures may not foot or cross-foot due to rounding to millions.
$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	IDT Capital	Corporate
Three Months Ended Q2 2009
Adjusted EBITDA	$21.2	$8.7	$6.1	$16.5	$(4.1)	$(6.0)
Subtract:
Depreciation and amortization	13.1	10.8	-	0.1	1.9	0.3
Restructuring and impairment charges	16.8	4.7	-	-	11.1	1.0
(Loss) income from operations	(8.8)	$(6.9)	$6.1	$16.4	$(17.1)	$(7.3)
Interest expense, net	(1.8)
Other expense, net	(10.6)
Loss from continuing operations before minority interests and income taxes	(21.1)
Minority interests	0.6
Provision for income taxes	(6.2)
Loss from continuing operations	(26.7)
Loss from discontinued operations	(35.3)
Net loss	$(62.0)

Three Months Ended Q1 2009
Adjusted EBITDA	$3.7	$0.7	$5.9	$11.1	$(3.0)	$(11.1)
Subtract:
Depreciation and amortization	13.9	11.2	0.3	-	2.0	0.3
Restructuring and severance charges	1.6	(0.8)	-	-	1.1	1.3
(Loss) income from operations	(11.8)	$(9.7)	$5.6	$11.1	$(6.1)	$(12.7)
Interest expense, net	(0.9)
Other expense, net	(21.2)
Loss from continuing operations before minority interests and income taxes	(33.9)
Minority interests	0.2
Provision for income taxes	(3.0)
Loss from continuing operations	(36.7)
Loss from discontinued operations	(0.6)
Net loss	$(37.3)

Three Months Ended Q4 2008
Adjusted EBITDA	$6.6	$8.6	$4.6	$1.6	$(5.1)	$(3.1)
Subtract:
Loss on disposal of business	9.6	-	-	-	9.6	-
Depreciation and amortization	16.6	12.4	0.7	-	3.1	0.4
Restructuring and impairment charges	42.8	34.4	0.6	-	6.0	1.9
(Loss) income from operations	(62.4)	$(38.2)	$3.4	$1.6	$(23.8)	$(5.3)
Interest expense, net	(0.5)
Other expense, net	(7.7)
Loss from continuing operations before minority interests and income taxes	(70.6)
Minority interests	2.4
Provision for income taxes	(1.2)
Loss from continuing operations	(69.4)
Loss from discontinued operations	(17.1)
Net loss	$(86.4)

IDT Corporation Reconciliation of Adjusted EBITDA to Net Loss
Figures may not foot or cross-foot due to rounding to millions.
$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	IDT Capital	Corporate
Three Months Ended Q3 2008
Adjusted EBITDA	$(38.5)	$(10.3)	$9.4	$0.9	$(15.1)	$(23.4)
Subtract:
Depreciation and amortization	17.3	13.6	0.7	-	2.6	0.4
Restructuring and impairment charges	16.5	11.5	0.5	-	-	4.5
(Loss) income from operations	(72.4)	$(35.4)	$8.2	$0.9	$(17.7)	$(28.3)
Interest expense, net	(0.3)
Other expense, net	(8.3)
Loss from continuing operations before minority interests and income taxes	(81.0)
Minority interests	(0.3)
Provision for income taxes	(2.2)
Loss from continuing operations	(83.6)
Income from discontinued operations	1.4
Net loss	$(82.2)

Three Months Ended Q2 2008
Adjusted EBITDA	$(21.6)	$1.3	$5.0	$2.1	$(13.5)	$(16.5)
Subtract:
Depreciation and amortization	16.6	13.7	0.7	-	1.8	0.4
Restructuring and impairment charges	2.4	1.1	-	0.1	1.0	0.2
(Loss) income from operations	(40.7)	$(13.5)	$4.3	$1.9	$(16.3)	$(17.1)
Interest income, net	3.2
Other expense, net	(7.6)
Loss from continuing operations before minority interests and income taxes	(45.1)
Minority interests	(0.1)
Provision for income taxes	(3.5)
Loss from continuing operations	(48.6)
Loss from discontinued operations	(13.9)
Net loss	$(62.5)

Three Months Ended Q1 2008
Adjusted EBITDA	$(18.2)	$1.4	$6.8	$1.7	$(10.0)	$(18.0)
Add:
Arbitration award income	40.0	40.0	-	-	-	-
Subtract:
Depreciation and amortization	17.7	14.8	0.8	-	1.7	0.5
Restructuring and impairment charges	1.7	1.1	0.1	-	(0.1)	0.7
Income (loss) from operations	2.4	$25.5	$5.9	$1.7	$(11.5)	$(19.2)
Interest income, net	2.4
Other income, net	6.3
Income from continuing operations before minority interests and income taxes	11.1
Minority interests	(0.6)
Provision for income taxes	(3.0)
Income from continuing operations	7.4
Loss from discontinued operations	(0.7)
Net income	$6.8

IDT Corporation Reconciliation of Adjusted EBITDA to Net Loss
Figures may not foot or cross-foot due to rounding to millions.
$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	IDT Capital	Corporate
Six Months Ended Q2 2009
Adjusted EBITDA	$24.9	$9.4	$12.1	$27.6	$(7.2)	$(17.1)
Subtract:
Depreciation and amortization	27.0	22.1	0.4	0.1	3.8	0.7
Restructuring and impairment charges	18.5	3.9	-	-	12.2	2.3
(Loss) income from operations	(20.6)	$(16.6)	$11.7	$27.5	$(23.2)	$(20.1)
Interest expense, net	(2.7)
Other expense, net	(31.8)
Loss from continuing operations before minority interests and income taxes	(55.0)
Minority interests	0.8
Provision for income taxes	(9.2)
Loss from continuing operations	(63.4)
Loss from discontinued operations	(35.8)
Net loss	$(99.2)

Six Months Ended Q2 2008
Adjusted EBITDA	$(39.8)	$2.7	$11.8	$3.7	$(23.5)	$(34.5)
Add:
Arbitration award income	40.0	40.0	-	-	-	-
Subtract:
Depreciation and amortization	34.4	28.5	1.5	-	3.5	0.9
Restructuring and impairment charges	4.2	2.2	0.1	0.1	0.8	1.0
(Loss) income from operations	(38.3)	$12.0	$10.3	$3.6	$(27.9)	$(36.3)
Interest income, net	5.6
Other expense, net	(1.3)
Loss from continuing operations before minority interests and income taxes	(34.0)
Minority interests	(0.7)
Provision for income taxes	(6.5)
Loss from continuing operations	(41.2)
Loss from discontinued operations	(14.5)
Net loss	$(55.7)